METASTAT, INC.

FIRST AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

       The undersigned, the Chief Executive Officer of MetaStat, Inc., a Nevada corporation (the “Corporation”), in accordance with the provisions of the Nevada Revised Statutes, does hereby certify:

       That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, a series of preferred stock, par value $0.0001 per share, designated as “Series B Convertible Preferred Stock” and consisting of One Thousand (1,000) shares, was created on December 31, 2014 by means of the filing of a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of the Corporation (the “Certificate of Designation”) with the Secretary of State of the State of Nevada;

       That this First Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock of the Corporation was duly approved by the Corporation’s Board of Directors in accordance with the provisions of Section 78.195 of the Nevada Revised Statutes and by the requisite holders of the Corporation’s Series B Convertible Preferred Stock in accordance with the Certificate of Designation; and

       That this First Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock of the Corporation hereby amends and restates the provisions of the Certificate of Designation in full to read in its entirety as follows:

       NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Series B Convertible Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Series B Convertible Preferred Stock as follows:

TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

 Section 1.      Definitions.                    For the purposes hereof, the following terms shall have the following meanings:

                                          “Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

                 “Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation, or (b) a replacement at one time or within a one year period of more than one-half of the members of the Corporation's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (c) the execution by the Corporation of an agreement to which the Corporation  is a party or by which it is bound, providing for any of the events set forth above in (a) or (b).

“Common Stock" means the Corporation's common stock, par value $0.0001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Shares” shall have the meaning given such term is Section 5(c)(i) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

                 “Excluded Stock” shall mean Common Stock or other securities of the Corporation issued or to be issued (i) pursuant to the conversion, exercise or exchange of securities outstanding on the Closing Date (as defined in the Purchase Agreement), including the Series B Preferred Stock, (ii) pursuant to the exercise of any equity securities at an exercise or conversion price greater than the Conversion Price, (iii) in accordance with the Corporation’s stock option plan or stock purchase plan, or otherwise issued to the Corporation’s employees, consultants or directors in transactions not primarily for equity financing purposes and approved by a majority of the members of the Compensation Committee of the Corporation or the Board of Directors provided that such issuances do not in the aggregate exceed 3% of the issued and outstanding shares of Common Stock in any 12-month period, (iv) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the primary purpose of raising capital and such issuance does not constitute in excess of 10% of the consideration provided by the Corporation in connection with such agreement or arrangement, (v) except as otherwise provided herein, and following any applicable adjustment in the Conversion Price, upon the actual issuance of Common Stock or securities convertible into Common Stock at the time of exercise of any rights, options or warrants to purchase Common Stock or any securities convertible into Common Stock, as appropriate, or upon conversion or exchange of securities convertible into Common Stock, or (vi) to the extent provided for in the Purchase Agreement, any shares of Series B Preferred Stock or dividends thereon issued on or after the Closing Date pursuant to the terms herein.

                                     “Holder” shall have the meaning given such term in Section 2 hereof.

                 “Issuance Date” means the initial issuance date of the Series B Preferred Stock pursuant to the Purchase Agreement.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Purchase Agreement” means the Amended and Restated Securities Purchase Agreement, dated March 27, 2015, by and among the Corporation and the purchasers named therein.

                 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                 “Trading Day” means a day on which the principal Trading Market is open for trading; provided, that in the event that the Common Stock is not listed or quoted on a Trading Market, then Trading Day shall mean a Business Day.

                 “Trading Market” means whichever of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question:  the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the OTC Bulletin Board or any tier of the OTC Markets Group, Inc.  (or any successors to any of the foregoing).

Section 2.       Designation and Amount; Rank; and Dividends.

           a)            Designation and Amount.  The series of preferred stock shall be designated as its Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the number of shares so designated shall be one thousand (1,000) shares (which shall not be subject to increase without the consent of a majority of the holders of the Series B Preferred Stock (each, a “Holder” and collectively, the “Holders”). Each share of Series B Preferred Stock shall have a stated value equal to $5,500 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Stated Value”). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

           b)            Rank.  All shares of the Series B Preferred Stock shall rank (i) senior to the Corporation’s Common Stock, Series A Convertible Preferred Stock, and any other class or series of capital stock of the Corporation hereafter created, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series B Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series B Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary

           c)            Dividends.  The Corporation shall pay to the holders of the Series B Preferred Stock dividends from net profits or net assets of the Corporation legally available for the payment of such dividends, which shall begin to accrue on and be cumulative from the date of issuance of the Series B Preferred (whether or not such dividends have been declared) in an annual amount equal to the product of (x) the Stated Value of such Series B Preferred and (y) eight percent (8%) per annum (the “Dividend Amount”). The Dividend Amount shall be payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2015, either in cash or in kind by issuance by the Corporation of additional shares of Series B Preferred (the “PIK Shares”) at the sole option of the Corporation.  In the event that the applicable Dividend Amount is not paid in cash within thirty (30) days of the relevant dividend payment date for such Dividend Amount (the “Dividend Payment Date”), the Corporation shall be deemed for all purposes to have elected to pay the relevant Dividend Amount in PIK Shares.  If the Corporation elects or is deemed to have elected to pay any Dividend Amount in PIK Shares, each Holder shall be deemed to be the Holder of record of such Holder’s pro rata share of the PIK Shares issuable with respect to the relevant Dividend Amount notwithstanding that the stock transfer books of the Corporation shall then be closed or that certificates evidencing such PIK Shares shall not have been actually delivered to such Holder. In the event that dividends on the Series B Preferred Stock are paid with PIK Shares, each such PIK Share (i) shall be valued at the Stated Value and (ii) shall have the same Stated Value as each share of Series B Preferred Stock with respect to which the PIK Share constituted a dividend.  No dividends shall be paid on any Common Stock of the Corporation or any capital stock of the Corporation that ranks junior to or on parity with the Series B Preferred Stock during any fiscal year of the Corporation until dividends in the aggregate Dividend Amount per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series B Preferred Stock for the current and each prior Dividend Payment Date shall have been paid or declared and set apart for payment to the Holders.

i.    The amount of dividends payable for any period shorter than a full year shall be determined on the basis of twelve 30-day months and a 360-day year.  Cash dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

ii.    In the event that the Corporation shall at any time pay a dividend on the Common Stock, it shall, at the same time, pay to each Holder a dividend equal to the dividend that would have been payable to such Holder if the shares of Series B Preferred Stock held by such Holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends; and provided, further, that so long as any shares of the Series B Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment on any other preferred stock of the Corporation of any series ranking, as to dividends, junior to or on a parity with the Series B Preferred, unless a dividend shall be paid at the same time to each holder of Series B Preferred, in an amount such that the holders of such other series of preferred stock, on the one hand, and the Holders, on the other, receive dividends in the same relative proportions that each would have received had all such shares of preferred stock been converted into Common Stock immediately prior to the declaration of a dividend on such preferred stock.

 Section 3.      Voting Rights.

      a)           Subject to the limitations set forth in Section 7 herein, the holder of each share of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock could be converted for purposes of determining the shares entitled to vote at any regular, annual or special meeting of stockholders of the Corporation, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

      b)           So long as at least twenty five percent (25%) of the shares of Series B Preferred Stock issued pursuant to the Purchase Agreement remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the Holders of the Series B Preferred Stock vote separately as a class: (i) authorize, create, issue, increase or decrease the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of preferred stock, ranking pari passu or senior to the Series B Preferred Stock, with respect to maturity dates, dividend payments, redemption features or distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series B Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; (iii) amend the Articles of Incorporation or By-Laws of the Corporation so as to affect materially and adversely any right, preference, privilege or voting power of the Series B Preferred Stock or (iv) enter into any agreement with respect to the foregoing.

Section 4.        Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to its Stated Value plus any accrued but unpaid dividends (the “Liquidation Preference”) before any distribution or payment shall be made to the holders of any other class or series of stock of the Corporation, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Change of Control Transaction shall be treated as a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder and the Holders shall be entitled to convert their shares of Series B Preferred Stock into Common Stock pursuant to Section 5 hereof at any time prior to the consummation of a Liquidation.

Section 5.       Conversion.

           a)            Conversions at Option of Holder. The Holder of any share or shares of Series B Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series B Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying (i) the number of shares of Series B Preferred Stock so to be converted by (ii) the Liquidation Preference per share and dividing the result by the conversion price of $0.55 per share or, if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect at the date any share or shares of Series B Preferred are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the “Conversion Price”).  Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile or electronic mail (email) (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions, as the case may be, of shares of Series B Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series B Preferred Stock to the Corporation unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such shares of Series B Preferred Stock promptly following the Conversion Date at issue.  Shares of Series B Preferred Stock converted or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

           b)            Mandatory Conversion. Subject to the limitations set forth in Section 7(b) hereof, each share of Series B Preferred Stock shall be converted, automatically and without further action on the part of any person or the Corporation, into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by dividing (i) the  Liquidation Preference per share of Series B Preferred Stock by (ii) the Conversion Price at such time when the Corporation provides written notice to each holder of Series B Preferred Stock certifying that Corporation’s Common Stock has been listed on a national stock exchange such as the NASDAQ, New York Stock Exchange or NYSE MKT. Holders of shares of the Series B Preferred Stock so converted may deliver to the Corporation at its executive office, or to the Corporation’s transfer agent, as applicable, the certificate or certificates for the Series B Preferred Stock so converted. As promptly as practicable thereafter, the Corporation shall issue, or shall cause its transfer agent to issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Until such time as a holder of shares of the Series B Preferred Stock shall surrender its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock issuable pursuant to this Section 5(b).   Notwithstanding the foregoing to the contrary, a registration statement providing for the resale of the Conversion Shares shall be in effect prior to any mandatory conversion pursuant to this Section 5(b).

           c)            Mechanics of Conversion.

i.               Delivery of Certificate Upon Conversion.  Not later than five (5) trading days (“Trading Days”) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Series B Preferred Stock (the “Conversion Shares”). If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth business after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Series B Preferred Stock tendered for conversion.

ii.           Obligation Absolute.   The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination.

      iii.           Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series B Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of herein) upon the conversion of all outstanding shares of Series B Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

      iv.           Transfer Taxes.   The issuance of  certificates for  shares of  the Common Stock on  conversion of  the Series B Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect  of  any  transfer  involved  in  the  issuance  and  delivery  of  any  such certificate upon conversion in a name other than that of the Holder of such shares of Series B Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 6.       Certain Adjustments.

           a)        Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series B Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Series B Preferred Sock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Holders shall receive, upon conversion, the number of shares of Common Stock such Holder would have been entitled to receive assuming such Holder converted such Series B Preferred Stock immediately prior to the applicable event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

           b)                Adjustments for Issuance of Additional Shares of Common Stock.  In the event the Corporation, shall, at any time, from time to time, issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsection (a) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date) (“Additional Shares of Common Stock”), other than Excluded Stock, at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be reduced to a price equal to the consideration per share paid for such Additional Shares of Common Stock.

           c)               Issuance of Common Stock Equivalents. The provisions of this Section 6(c) shall apply if (a) the Corporation, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), other than Excluded Stock, or (b) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the "Common Stock Equivalents"), other than Excluded Stock, shall be issued or sold.  If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in Section 6(b).  No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

           d)               Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment to the Conversion Price in connection with any issuance of Excluded Stock.

           e)               Pro Rata Distributions. If the Corporation, at any time while Series B Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case, the Holders shall receive, upon conversion, the number of shares of Common Stock or other property such Holder would have been entitled to receive assuming such Holder converted such Series B Preferred Stock immediately prior to the applicable event. The adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

           f)         Calculations.   All calculations under this Section shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock.  For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

           g)      Notice to Holders; Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any of this Section, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 7.       Conversion Restrictions.

      a)        Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may a Holder of shares of Series B Preferred Stock convert shares of the Series B Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such Holder and its affiliates at such time, the number of shares of Common Stock which would result in such Holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act, and the rules thereunder) in excess of 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon a Holder providing the Corporation with sixty-one (61) days notice (pursuant to Section 8(b) hereof) (the "Waiver Notice") that such Holder would like to waive Section 7(a) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series B Preferred Stock, this Section 7(a) shall be of no force or effect with regard to  those  shares of  Series B Preferred Stock referenced in the Waiver Notice.

      b)        Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may a Holder of shares of Series B Preferred Stock convert shares of the Series B Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such Holder and its affiliates at such time, would result in such Holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act, and the rules thereunder) in excess of 9.99% of the Common Stock outstanding at such time; provided, however, that upon a Holder providing the Corporation with a Waiver Notice that such Holder would like to waive Section 7(b) of this Certificate of  Designation with regard to  any or  all shares of  Common Stock issuable upon conversion of Series B Preferred Stock, this Section 7(b) shall be of no force or effect with regard to those shares of Series B Preferred Stock referenced in the Waiver Notice.

Section 8.       Miscellaneous.

            a)            Most Favored Nation.  For a period of up to 30 months after March 31, 2015, if the Corporation issues or sells, agrees to issue or sell, or is deemed to have issued or sold, any New Securities (as defined below) in a private placement or public offering (a “Subsequent Financing”), the Holders of Series B Preferred Stock may exchange all of the Series B Preferred Stock at the Liquidation Preference plus all Series A Warrants issued to the Holders of Series B Preferred Stock in the Offering for the securities issued in the Subsequent Financing on the same terms of such Subsequent Financing.  Notwithstanding the foregoing to the contrary, such Holders of Series B Preferred Stock shall maintain the rights contained in this Section 8(a) during such 30-month period notwithstanding any prior exercise of the rights contained herein.  This right shall expire upon the earlier of (i) September 30, 2017 and (ii) the consummation of a bona fide underwritten public offering in which the Corporation receives aggregate gross proceeds of at least $5,000,000.  As used herein, “New Securities” means shares of the Common Stock, any other securities, options, warrants or other rights where upon exercise or conversion the purchaser or recipient receives shares of the Common Stock, or other securities with similar rights to the Common Stock, except for Excluded Stock.

            b) Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall  be  in  writing  and  delivered  personally,  by  facsimile,  by electronic mail (email) or sent  by  a nationally recognized overnight courier service, addressed to the Corporation.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, electronic mail (email), or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number, electronic mail (email) address or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number, electronic mail (email) address, or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified, or electronic mail (email) at the electronic mail (email) address specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified or electronic mail (email) at the electronic mail (email) address specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given

            c)        Lost or Mutilated Series B Preferred Stock Certificate.   If a Holder’s Series B Preferred Stock  certificate shall  be  mutilated,  lost,  stolen  or  destroyed,  the  Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

            d)        Transfer and Assignment.  The rights of each Holder hereunder shall be automatically assignable by each Holder to any Person (other than a known competitor of the Corporation) of all or a portion of the Series B Preferred Stock if: (i) the Holder agrees in writing  with  the  transferee  or  assignee  to  assign  such  rights,  and  a  copy  of  such agreement is furnished to the Corporation within a reasonable time after such assignment, (ii) the Corporation is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and  (b)  the  number  of  shares  of  Preferred  Stock  with  respect  to  which  are  being transferred or assigned, and (iii) following such transfer or assignment the further disposition of such Series B Preferred Stock is restricted under the Securities Act and applicable state securities laws.  The rights to transfer and assign the Series B Preferred Stock shall apply to the Holders (and to subsequent) successors and assigns.

            e)        Waiver.  Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation.   The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

            f)         Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

            g)        Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

            h)        Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 27th day of March, 2015.

METASTAT, INC.

By: /s/ Daniel H. Schneiderman
Name: Daniel H. Schneiderman
Title:           Vice President, Finance,and Secretary

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below, into shares of common stock (the "Common Stock"), of MetaStat, Inc., a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series B Preferred Stock owned prior to Conversion:

Number of shares of Series B Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

  [HOLDER]

By: Name: Title: